Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Global Partners LP Long-Term Incentive Plan of our reports dated March 16, 2007, with respect to the consolidated/combined financial statements and schedule of Global Partners LP and its predecessor, Global Partners LP management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Global Partners LP, included in its Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
August 16, 2007